EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Mark Fischer-Colbrie	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Adeza Biomedical Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 745-0975 ext 520	(310) 691-7100
ir@adeza.com
For Immediate Release
ADEZA ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS
Reports 12th Consecutive Quarter of Profitability on Record Product Sales
Conference Call to Begin at 4:30 p.m. Eastern Time Today
SUNNYVALE, Calif. (August 2, 2005) – Adeza (NASDAQ: ADZA) today announced financial results for the three and six months ended June 30, 2005.
Adeza reported record quarterly product sales of $10.6 million for the second quarter of 2005, an increase of 27% from product sales of $8.4 million for the second quarter of 2004. This increase is primarily attributed to higher sales volume of FullTermTM, The Fetal Fibronectin Test.
Net income for the second quarter of 2005 increased by 40% to $1.8 million, compared with net income of $1.3 million for the second quarter of 2004, marking the company’s 12th consecutive profitable quarter. Diluted earnings per share for the second quarter of 2005 was $0.10 based on 17.7 million shares outstanding, compared with diluted earnings per share of $0.10 based on 13.4 million shares outstanding for the second quarter of 2004. The change in share count is primarily the result of the completion of the company’s initial public offering of 4.3 million common shares in December 2004.
For the three months ended June 30, 2005, selling and marketing expenses were $4.8 million, up from $3.8 million for the comparable period in 2004, due mainly to expansion of the direct sales force and marketing programs. General and administrative expenses for the quarter increased to $1.9 million from $926,000 in the prior-year second quarter, due primarily to costs associated with operating as a public company and costs related to patent filings. Research and development expenses were $1.2 million for the second quarter of 2005, compared with $681,000 last year, due primarily to costs related to product development efforts and clinical studies.
Product sales for the first half of 2005 totaled $20.2 million, an increase of 29% from $15.6 million for the first half of 2004. For the six months ended June 30, 2005, Adeza reported net income of $3.3 million, or $0.19 per diluted share based on 17.8 million shares outstanding, compared with net income of $2.0 million, or $0.15 per diluted share based on 13.3 million shares outstanding, for the six months ended June 30, 2004.
As of June 30, 2005, Adeza had cash and cash equivalents of $83.0 million, stockholders’ equity of $85.8 million and working capital of $85.4 million.

“Our second quarter financial performance reflects further market penetration of our FullTerm, The Fetal Fibronectin Test and a growing acceptance by medical professionals of the value of our product. For the quarter, we reported record product sales and continued profitability,” said Emory V. Anderson, president and chief executive officer of Adeza.
“Building upon our core ‘signs-and-symptoms’ market, our marketing programs aimed at educating physicians about testing women at ‘high risk’ for preterm birth are making steady progress. These include our e-detailing campaign that allows us to electronically communicate directly with physicians and a series of Continuing Medical Education (CME) seminars which discuss the role of fetal fibronectin in preterm birth,” he added.
Conference Call
Adeza’s management will host an investment-community conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and answer questions.
Individuals interested in participating in the conference call may do so by dialing (888) 463-4383 for domestic callers, or (706) 634-5615 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 7895790.
The live call will also be available via the Internet via the Investors section of the company’s Web site at www.adeza.com. A webcast replay of the call will be made available following the conclusion of the call.
About Adeza
Adeza designs, manufactures and markets innovative products for women’s health. Adeza’s initial focus is on reproductive healthcare, using its proprietary technologies to predict preterm birth and assess infertility. Adeza’s principal product is a patented diagnostic test, FullTerm, The Fetal Fibronectin Test, which utilizes a single-use, disposable cassette and is analyzed on Adeza’s patented TLiIQ® System. This product is approved by the U.S. Food and Drug Administration (FDA) for use in assessing the risk of preterm birth. Adeza also markets and sells the E-tegrity® Test, an infertility-related test to assess receptivity of the uterus to embryo implantation in women with unexplained infertility.
Adeza cautions you that statements included in this press release that are not a description of historical facts may be forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Adeza that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Adeza’s business including, without limitation, statements about the expansion of products, markets and offerings and additional product indications. All forward-looking statements are qualified in their entirety by this cautionary statement and Adeza undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
[Tables to follow]

Adeza
Condensed Statements of Operations (Unaudited)
(in thousands, except share and per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Product sales	$10,634	$8,396	$20,244	$15,638
Cost of product sales	1,429	1,716	2,856	3,343

Gross profit	9,205	6,680	17,388	12,295
Operating costs and expenses:
Selling and marketing	4,787	3,812	9,511	7,485
General and administrative	1,867	926	3,404	1,552
Research and development	1,213	681	2,078	1,196

Total operating costs and expenses	7,867	5,419	14,993	10,233

Income from operations	1,338	1,261	2,395	2,062
Interest income	593	31	1,073	56

Income before income taxes	1,931	1,292	3,468	2,118
Provision for (benefit from) income taxes	102	(19)	183	81

Net income	$1,829	$1,311	$3,285	$2,037

Basic net income per share	$0.11	$7.20	$0.20	$11.18

Diluted net income per share	$0.10	$0.10	$0.19	$0.15

Shares used to compute basic net income per share	16,754,828	182,160	16,707,081	182,160

Shares used to compute diluted net income per share	17,696,949	13,394,126	17,762,420	13,330,430

Adeza
Condensed Balance Sheets
(in thousands, except share and per share information)

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$82,959	$80,118
Accounts receivable, net	8,091	6,628
Inventories	848	667
Prepaid and other current assets	301	271

Total current assets	92,199	87,684
Property and equipment, net	315	268
Intangible assets, net	152	176

Total assets	$92,666	$88,128

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,375	$2,750
Accrued compensation	1,547	1,863
Accrued royalties	1,207	1,007
Other accrued liabilities	1,653	752
Deferred revenue	49	45

Total current liabilities	6,831	6,417
Commitments and contingencies Stockholders’ equity):
Common stock, $0.001 par value; 100,000,000 shares authorized; 16,853,926 and 16,461,390 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	17	16
Additional paid-in capital	130,085	129,695
Deferred compensation	(2,784)	(3,232)
Accumulated deficit	(41,483)	(44,768)

Total stockholders’ equity	85,835	81,711

Total liabilities and stockholders’ equity.	$92,666	$88,128

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